As filed with the Securities and Exchange Commission on February 22, 2008	Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIVE STAR PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3729186
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 East 40th Street, Suite 3110
New York, New York 10016
(Address, including zip code of registrant’s principal executive offices)

FIVE STAR PRODUCTS, INC. 2007 INCENTIVE STOCK PLAN
(Full title of the Plan)

Ira J. Sobotko
Senior Vice President, Finance, Secretary and Treasurer
Five Star Products, Inc.
10 East 40th Street, Suite 3110
New York, New York 10016
(646) 742−1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______
With a copy to:
Frank E. Lawatsch, Jr.
Day Pitney LLP
7 Times Square
New York, NY 10036
(212) 297-5830

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	2,500,000 shares	$0.58	$1,450,000	$56.99

__________________________

(1)           Shares of Common Stock that may be issuable pursuant to the Five Star Products, Inc. 2007 Incentive Stock Plan (the “Plan”).  Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), additional shares of Common Stock may be issuable pursuant to anti-dilution provisions of the Plan.

(2)           Estimated solely for the purpose of calculating the registration fee in accordance with Securities Act Rules 457(c) and 457(h), calculated on the basis of the average of the high and low prices reported for shares of common stock of the Registrant on the OTC Bulletin Board on February 19, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	Plan Information.

Not filed with this Registration Statement.

ITEM 2.	Registrant Information and Employee Plan Annual Information.

Not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents filed by Five Star Products, Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “SEC” or the “Commission”) are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed April 2, 2007 and on Form 10-K/A filed with the SEC on April 30, 2007.

2.
The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 15, 2007, for the quarter ended June 30, 2007, filed with the SEC on August 14, 2007 and for the quarter ended September 30, 2007, filed with the SEC on November 14, 2007.

3.
The Company’s Current Reports on Form 8-K filed with, or furnished to, the SEC on February 20, 2007, March 7, 2007, March 8, 2007 (Form 8-K/A), March 19, 2007, April 4, 2007, April 11, 2007, June 14, 2007, June 15, 2007 (Form 8-K/A), July 23, 2007, August 14, 2007, August 30, 2007, September 21, 2007, November 7, 2007, November 14, 2007 and December 27, 2007.

4.
The description of the Company’s common stock, $0.01 par value per share, contained in the Company’s Registration Statement on Form S-1 (file number 33-78252) filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under the Company’s former corporate name, American Drug Company, the Company’s Registration Statement on Form 8-A filed with the SEC pursuant to Section 12(g) of the Exchange Act under the Company’s former corporate name, American Drug Company, and any amendment or report filed for the purpose of updating such description.

        In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act are hereby incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

        Certain legal matters relating to the issuance of the shares of the Company’s Common Stock offered hereby have been passed upon by Day Pitney LLP, counsel to the Company.

ITEM 6.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company has broad powers to indemnify its directors and officers (including for the purposes of this Item 6 former directors and officers) against liabilities including attorney’s fees and other expenses, as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity, including liabilities under the Securities Act.  The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the Company and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful.  In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the Company, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication.  Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

The Company’s Amended Certificate of Incorporation provides that the Company shall indemnify its officers, directors, employees and agents to the extent permitted by the DGCL.  The Company’s Amended By-laws provide that the Company shall indemnify any and all of its  directors and officers, and former directors and officers and any person who may be serving or have served at its request as a director or officer of another company in which the Company owns shares of capital stock or of which its is a creditor (and their heirs, distributees, executors and administrators), against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or are a director or officer of the Company, or of such other company; provided however, that the Company shall not indemnify any such director or officer or former director or officer or person in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty, nor in respect of any matter on which any settlement or compromise is effected, if the total expense, including the cost of such settlement, shall substantially exceed the expense which might reasonably be incurred by such director or officer or former director or officer or person in conducting such litigation to a final conclusion.  Such rights and indemnification are not exclusive or any other rights to which those indemnified may be entitled, under common law, any statute, by-law, agreement, vote of stockholders, or otherwise.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

National Patent Development Corporation, the Company’s majority stockholder, maintains insurance policies insuring the Company’s directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations.  Subject to certain limitations and exclusions, these insurance policies reimburse the Company for liabilities as to which its directors and officers have been indemnified under the Company’s Amended Certificate of Incorporation and Amended By-laws.

ITEM 7.	Exemption from Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

Exhibit No.	Description

5	Opinion Letter of Day Pitney LLP regarding legality of securities

23.1	Consent of Eisner LLP

23.2	Consent of Day Pitney LLP (contained in the opinion letter included as Exhibit 5)

24	Power of Attorney for Directors and Executive Officers

ITEM 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 29, 2008.

FIVE STAR PRODUCTS, INC.

Date: January 29, 2008	By:	/s/ S. Leslie Flegel
S. Leslie Flegel
Chairman of the Board (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Harvey P. Eisen	Director	January 29, 2008
Harvey P. Eisen

/s/ John C. Belknap	President and Director	January 29, 2008
John C. Belknap

/s/ Ira J. Sobotko	Senior Vice President, Finance,	January 29, 2008
Ira J. Sobotko	Secretary and Treasurer of the Company
(Principal Financial and Accounting Officer)

/s/ Carll Tucker	Director	January 29, 2008
Carll Tucker

/s/ S. Leslie Flegel	Chairman of the Board and	January 29, 2008
S. Leslie Flegel	Director (Principal Executive Officer)

/s/ Bruce Sherman	Director	January 29, 2008
Bruce Sherman

INDEX TO EXHIBITS

Exhibit No.	Description

5	Opinion Letter of Day Pitney LLP regarding legality of securities

23.1	Consent of Eisner LLP

23.2	Consent of Day Pitney LLP (contained in the opinion letter included as Exhibit 5)

24	Power of Attorney for Directors and Executive Officers